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                                                                     Exhibit 5.2


[LETTERHEAD OF WILMER CUTLER PICKERING HALE AND DORR LLP]


September 23, 2004

Amdocs Limited
Tower Hill House
The Bordage
St. Peter Port
Guernsey


Re:  Registration Statement on Form F-3

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a Registration Statement on Form F-3 (File No. 333-114334) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of $450.0 million aggregate principal amount of 0.50% Convertible Senior Notes due 2024 (the "Notes"), of Amdocs Limited, a company organized under the law of Guernsey, Channel Islands (the "Company"), and the ordinary shares, (pound)0.01 par value, of the Company issuable upon conversion of the Notes (the "Shares", and together with the Notes, the "Securities"). All of the Securities are being registered on behalf of certain securityholders of the Company.

     The Notes were issued pursuant to an Indenture, dated March 5, 2004 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee").

     We are acting as counsel for the Company in connection with the registration for resale of the Notes. We have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon the Registration Rights Agreement, dated March 5, 2004, among the Company and Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and Merrill Lynch, Pierce Fenner & Smith Incorporated, the Indenture, minutes of meetings of the Board of Directors of the Company as provided to us by the Company, the Articles of Association and Memorandum of Association of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.
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Amdocs Limited
September 23, 2004
Page 2



     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

     We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New York and the federal laws of the United States of America.

     Our opinions below are qualified to the extent that they may be subject to or affected by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the rights of creditors generally; (b) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing; (c) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing; (d) general equitable principles; and (e) applicable usury laws of jurisdictions other than the State of New York. We express no opinion as to the availability of any equitable or specific remedy upon any breach of the Notes or the Indenture, or any of the agreements, documents or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defenses may be subject to the discretion of a court.


     We also express no opinion herein as to any provision of the Notes or the Indenture (a) which waives any right of the Company; (b) to the effect that rights and remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies; (c) relating to the effect of any future invalidity or unenforceability of any provision of the Notes or the Indenture on the future validity or enforceability of any other provision thereof; (d) which is in violation of public policy; (e) relating to indemnification and contribution with respect to securities law matters; (f) which provides that waivers or modifications of the terms of the Indenture or the Notes may only be in writing; (g) purporting to indemnify any person against his, her or its own negligence or misconduct; or (h) relating to choice of law (to the extent such issue is determined under the laws of any jurisdiction other than the State of New York) or consent to jurisdiction.


     For purposes of our opinions rendered below, we have assumed that the facts and law governing the future performance by the Company of its obligations under the Notes and the Indenture will be identical to the facts and law governing its performance on the date of this opinion.


     Based upon and subject to the foregoing, we are of the opinion that the Notes, assuming they have been (i) duly authorized and are validly issued, executed and delivered by the Company, and (ii) authenticated by the Trustee in the manner provided by the Indenture, are valid and binding obligations of the Company.


     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing
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statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP



By:  /s/ Robert A. Schwed
     ----------------------------
     Robert A. Schwed, a Partner